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[WELLS FARGO LETTERHEAD]


November 2, 2000


Mary Beth Fong
Young America Corporation
717 Faxon Road
Young America, MN 55397


RE:  Waiver of Default

Dear Mary Beth:

Wells Fargo Bank, National Association, assignee of Norwest Bank Minnesota, National Association, (the "Bank") and Young America Corporation (the "Borrower") are parties to a certain Credit Agreement dated as of April 7, 1998 (the "Agreement") as amended.

Section 5.10 of the Agreement states that the Borrower will maintain a Current Ratio at not less than 1.00 to 1.00 for the Covenant Computation Date as of September 30, 2000. For the Covenant Computation Date as of September 30, 2000, the Borrower's Current Ratio was 0.95 to 1.00, thereby creating an Event of Default under the Agreement.

Section 5.11 of the Agreement states that the Borrower will maintain a minimum cumulative EBITDA of not less than $7,500,000 for the Covenant Computation Date as of September 30, 2000. For the Covenant Computation Date as of September 30, 2000, the Borrower's cumulative EBITDA was $6,252,197, thereby creating an Event of Default under the Agreement.

Pursuant to your request and subject to receipt of a nonrefundable $5,000.00 fee for waiving the Events of Default and for other valuable consideration, the Bank hereby waives the violations of Section 5.10 and 5.11 for the period ending September 30, 2000 as noted in the paragraphs above. This waiver is unique and specific. The Bank does not waive any other portions of the Agreement, nor do they give up any of the rights and remedies granted to them thereunder.


Very truly yours,

 /s/  Jeffrey H. Morsman
---------------------------
Jeffrey H. Morsman
Assistant Vice President